Exhibit 10.19

Execution Version

PREFERRED EQUITY SUBORDINATION AGREEMENT

THIS PREFERRED EQUITY SUBORDINATION AGREEMENT (this “Subordination Agreement”) is entered into as of December 3, 2021, among Lafayette Square Loan Servicing, LLC, as agent for the Senior Lenders (as defined herein) (“Senior Agent”), USDM HOLDINGS, INC., a Texas corporation (“Class B Preferred Unit Holder”), and DIRECT DIGITAL HOLDINGS, LLC, a Texas limited liability company (the “Company”). Capitalized terms used herein and not herein defined shall have the same meanings assigned to such terms in the Credit Agreement (as defined herein).

R E C I T A L S

A.            The Company desires that the Senior Lenders extend credit to the Company and certain of its affiliates, as set forth in the Credit Agreement. The Company and Class B Preferred Unit Holder have entered into that certain Amended and Restated Limited Liability Company Agreement dated as of September 30, 2020 (the “Company Agreement”).

B.            It is the agreement of the parties that the payment obligations owed by the Company to Class B Preferred Unit Holder shall be subordinate to the indebtedness owed by the Credit Parties (as defined below) to Senior Agent and the Senior Lenders, all as hereafter provided.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy which are hereby acknowledged, the parties hereto agree as follows:

1.            Definitions. The following terms shall have the respective meanings specified below or in the Section or Recital referred to below:

“Bankruptcy Proceeding” means any proceeding by or against any party for relief under any bankruptcy, reorganization or insolvency law or laws relating to the relief of debtors, or any receivership, insolvency or assignment for the benefit of creditors, or any proceeding for any liquidation, liquidating distribution, dissolution or other winding up of such party, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings.

“Credit Agreement” means that certain Term Loan and Security Agreement by and among the Company (together with any party joined thereto as a “Borrower” in accordance with Section 6.12 thereof, and all of their respective permitted successors and assigns, the “Borrowers”), Colossus Media, LLC, a Delaware limited liability company (“Colossus”), Huddled Masses LLC, a Delaware limited liability company (“HM’), Orange142 LLC, a Delaware limited liability company (“Orange”), and Universal Standard for Digital Marketing, LLC, a Delaware limited liability company (“USDM” and together with Colossus, HM, and Orange, “Guarantors” and each individually a “Guarantor” and together with the Borrowers, the “Credit Parties” and each a “Credit Party”), the Senior Lenders, and Senior Agent dated of even date herewith, as amended, restated, supplemented or otherwise modified from time to time.

“Enforcement Action” means any judicial, arbitral or other proceeding, or any collection or enforcement action of any kind, to enforce or attempt to enforce any right or remedy available to Class B Preferred Unit Holder to collect the Junior Obligations, including any judicial, arbitral or proceeding or any collection action against the Company or the Company’s assets seeking, directly or indirectly, to enforce any rights or remedies, or to enforce any of the obligations incurred by the Company, under or in connection with the Junior Obligations (but excluding demand notices and other similar notices); provided, however, that (1) the imposition of surcharges as contemplated by Sections 3.1, 8.8, 8.9, or 8.10 of the Company Agreement, (2) the submission to mediation or arbitration as contemplated by Sections 8.8, 8.9, 8.10 or Section 12.16 of the Company Agreement and/or (3) specific performance, injunctive or other equitable relief as contemplated by Sections 8.11 or 12.16 of the Company Agreement (but still subject to Section 3 hereof) shall not be an “Enforcement Action” hereunder.

“Junior Obligations” means the obligation of Company to pay distributions of available cash, to allocate profits, to redeem Class B Preferred Units (as defined in the Company Agreement) or Common Units (as defined in the Company Agreement), or make any other payments to Class B Preferred Unit Holder in relation to Class B Preferred Unit Holder’s Class B Preferred Units and Common Units in accordance with Sections 3.1, 4.1, 8.8, 8.9 or 8.10 of the Company Agreement.

“Permitted Payments” has the meaning given such term in Section 3 herein.

“Senior Debt” has the meaning given such term in Section 2 herein.

“Senior Lenders” means the “Lenders” under and as defined in the Credit Agreement.

2.            Subordination. The Junior Obligations shall be subordinate and junior in right of payment and collection to the payment and collection in full of all present and future indebtedness, obligations and liabilities of the Credit Parties to Senior Agent and the Senior Lenders under the Credit Agreement and Other Documents (the Senior Debt”).

3.            Limitations on Distributions, Payments and Redemption. Except as is hereinafter set forth in this Section 3, no payment shall be made by or on behalf of the Company on account of or for application against the Junior Obligations, whether as a result of setoff, realization upon collateral or otherwise, and no distribution (other than payment of Tax Distributions permitted under the Credit Agreement) of any kind shall be received by Class B Preferred Unit Holder from the Company, and no redemption shall be made by Class B Preferred Unit Holder any of the Class B Preferred Units (as defined in the Company Agreement) until the Senior Debt shall have been fully paid in cash and satisfied (other than contingent indemnification obligations as to which no claim has been asserted). The provisions of the first sentence of this Section 3 notwithstanding, so long as, at the time of and after giving Pro Forma Effect to such payment(s) or distribution(s): (i) the Consolidated Fixed Charge Coverage Ratio would not be less than 1.5 to 1.00 and (ii) no Default or Event of Default is continuing on the date of such payment or distribution (notwithstanding that any prior Events of Default may have occurred but have been waived or cured) or would reasonably occur as a result of such payment or distribution, the Company may make payments or distributions to the Class B Preferred Unit Holder permitted by the Company Agreement and the Company may pay the Class B Preferred Unit Holder and the Class B Preferred Unit Holder may receive the distributions and redemption price set forth in the Company Agreement with respect to such Class B Preferred Units or Common Units (as defined in the Company Agreement (the “Permitted Payments”). Notwithstanding anything in the foregoing to the contrary, nothing contained in this Subordination Agreement shall prevent the accrual of payments and distributions that would, but for the provisions of this Subordination Agreement, be payable or made; provided, that no such accrued payments or distributions shall actually be paid or made until otherwise permitted hereunder.

4.            Certain Distributions. Class B Preferred Unit Holder agrees that in the event of any distribution, division or any application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of the Company or the proceeds thereof to creditors of the Company, in any case for reason of the liquidation, dissolution or winding up of the Company or the Company's business, or in the event of any sale, receivership, insolvency or Bankruptcy Proceeding or assignment for the benefit of creditors, or any proceeding by or against the Company for any relief under any bankruptcy or insolvency law or laws relating to the relief of debtors, the adjustment of indebtedness, reorganizations, compositions or extensions, then and in any such event any payment or distribution of any kind or character, either in cash, property, securities or otherwise, which shall thereafter be paid or delivered by the Company upon or with respect to the Junior Obligations shall be turned over by Class B Preferred Unit Holder to Senior Agent (without liability for interest thereon) for application on the Senior Debt, until the Senior Debt shall have been fully paid in cash and satisfied (other than contingent indemnification obligations as to which no claim has been asserted).

5.            Remedies Standstill. Unless Senior Agent otherwise consents in writing, Class B Preferred Unit Holder will not commence any Enforcement Action prior to the date all Senior Debt is fully paid in cash and satisfied (other than contingent indemnification obligations as to which no claim has been asserted); provided however that if the Borrower fails to make any Permitted Payment that is due and owing to Class B Preferred Unit Holder, Class B Preferred Unit Holder may commence an Enforcement Action to collect such Permitted Payment.

For the avoidance of doubt, nothing contain herein shall be deemed to limit Class B Preferred Unit Holder's ability to enforce or attempt to enforce any right or remedy available to Class B Preferred Unit Holder under that certain Membership Interest Purchase and Contribution Agreement, dated on or about the date hereof, by and among Class B Preferred Unit Holder, the Company, and Orange, or under that certain Redemption Agreement dated as of November 14, 2021 by and between the Company and Class B Preferred Unit Holder (the “Redemption Agreement”).

6.            Additional Agreements. Class B Preferred Unit Holder agrees (a) that it will not commence or pursue in any action of any kind (including any Enforcement Action or Bankruptcy Proceeding) to prohibit, limit or impair the commencement or pursuit by Senior Agent of any of its rights or remedies under or in connection with the Senior Debt, the Credit Agreement, the Other Documents, or otherwise available to Senior Agent under applicable law; (b) that Class B Preferred Unit Holder will not assign or otherwise transfer the Junior Obligations unless such assignment is made expressly subject to this Subordination Agreement; and not to amend in any material respects the terms of the payment of the Junior Obligations, or to increase the distribution or other payments constituting Junior Obligations without the consent of Senior Agent (other than the imposition of surcharges as contemplated by Sections 3.1, 8.8, 8.9, or 8.10 of the Company Agreement).

7.            Treatment of Payments. In the event that notwithstanding the provisions of this Subordination Agreement, any cash or distribution of assets of the Company, whether in cash, property, securities or otherwise, which, under the provisions of this Subordination Agreement should not have been paid to Class B Preferred Unit Holder, is received by Class B Preferred Unit Holder or any person on its behalf, or provision is made for such payment or distribution, such payment or distribution shall be held for the benefit of and shall immediately be paid or delivered directly to Senior Agent, with any necessary endorsement, for application to the payment of the Senior Debt; until the Senior Debt shall have been fully paid cash and satisfied (other than contingent indemnification obligations as to which no claim has been asserted); provided, however, the Senior Agent must provide written notice to the Class B Preferred Unit Holder within 60 days of Senior Agent’s actual knowledge that a cash payment or distribution was made in violation of the terms hereof that such payment or distribution must be returned.

8.            Modification to Senior Debt. Senior Agent may, at any time and from time to time, without the consent of or notice to Class B Preferred Unit Holder, without incurring any responsibility to Class B Preferred Unit Holder, and without impairing or releasing the obligations of Class B Preferred Unit Holder to Senior Agent (a) change the manner, place or terms of payment of, or change or extend the time of payment of, or renew, alter or increase the Senior Debt; (b) extend, modify or amend any agreement or any other document related to the Senior Debt or the Senior Liens; (c) sell, exchange, release or otherwise deal with any property by whomsoever at any time pledged or mortgaged to secure or howsoever securing, any of the Senior Debt; (d) release anyone liable in any manner for the payment or collection of any of the Senior Debt, (e) exercise or refrain from exercising any rights against any Credit Party or any other person; or (f) take or refrain from taking any other action whatsoever.

9.            No Impairment. The provisions of this Subordination Agreement are intended solely for the purpose of defining the relative rights of Class B Preferred Unit Holder or any holder of the Junior Obligations, on one hand, and Senior Agent or any holder of the Senior Debt, on the other hand, and nothing contained in this Subordination Agreement is intended to or shall impair, as between the Company, other creditors, and Class B Preferred Unit Holder or any holder of the Junior Obligations, all amounts due and payable in accordance with the Junior Obligations, or to affect the relative rights of Class B Preferred Unit Holder or any holder of the Junior Obligations and creditors of the Company other than Senior Agent or holders of the Senior Debt, nor shall anything herein or therein prevent Class B Preferred Unit Holder or any holders of the Junior Obligations from exercising all remedies against the Company otherwise permitted by applicable law, subject to the rights of Senior Agent under the provisions of this Subordination Agreement and subject to the restrictions set forth in Section 5 hereof.

10.            Obligations Hereunder Not Affected. No action or inaction of Senior Agent or any other person, and no change of law or circumstances, shall release or diminish the obligations, liabilities, agreements or duties hereunder of Class B Preferred Unit Holder or the Company, or affect this Subordination Agreement in any way or provide any party any recourse against Senior Agent.

11.            Specific Performance. Senior Agent is hereby authorized to demand specific performance of this Subordination Agreement at any time when any other party shall have failed to comply with any of the provisions of this Subordination Agreement applicable to it. The Company and Class B Preferred Unit Holder hereby irrevocable waive any defense based upon the adequacy of a remedy at law which might be asserted as a bar to such remedy of specific performance and waive any requirement of the posting of any bond which might otherwise be required before such remedy of specific performance granted.

12.            Subrogation. No payment or distribution to Senior Agent pursuant to the provisions of this Subordination Agreement shall entitle Class B Preferred Unit Holder to exercise any rights of subrogation in respect thereof until the Senior Debt shall have been paid in cash and satisfied in full (other than contingent indemnification obligations as to which no claim has been asserted) or the Senior Agent shall have consented in writing to the exercise of such rights. After the payment of the Senior Debt in cash in full (other than contingent indemnification obligations as to which no claim has been asserted) and provided no payments are voidable, Class B Preferred Unit Holder shall be subrogated to the rights of Senior Agent to receive payments or distributions applicable to the Senior Debt to the extent the distributions otherwise payable to Class B Preferred Unit Holder have been applied to the payment of the Senior Debt.

13.            Choice of Law. THIS SUBORDINATION AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

14.            Representations. Class B Preferred Unit Holder represents and warrants that it has full power and authority to execute this Subordination Agreement and that this Subordination Agreement constitutes the valid and binding obligation of Class B Preferred Unit Holder enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

15.            Waivers and Amendments. Until the Senior Debt shall have been fully paid or satisfied, this Subordination Agreement may not be amended, waived, terminated or otherwise modified except with the consent of Senior Agent and Class B Preferred Unit Holder; provided however that this Subordination Agreement shall automatically terminate upon consummation of an IPO (as defined in the Redemption Agreement).

16.            No Implied Waiver. Any delay in the exercise of or any failure to exercise any right or remedy of Senior Agent shall not be deemed a waiver of any such right or remedy.

17.            Binding Effect. This Subordination Agreement shall be binding upon the parties and their respective successors, transferees and assigns. Each reference in this Subordination Agreement to Class B Preferred Unit Holder shall include any assignee or transferee of the Junior Obligations, and each reference in this Subordination Agreement to Senior Agent shall include any assignee or transferee of the Senior Debt and the Senior Liens.

18.            Invalid Provisions. If any term or provision of this Subordination Agreement shall be determined to be illegal or unenforceable, all other terms and provisions hereof shall nevertheless remain effective and shall be enforced to the fullest extent permitted by law.

19.            Further Assurances. Class B Preferred Unit Holder and the Company further agree to execute such subordinations and other documents that may be reasonably requested by Senior Agent to more fully give effect to the provisions of this Subordination Agreement.

20.            Notices. All notices, requests, consents, demands and other communications required or permitted under this Subordination Agreement shall be in writing and, unless otherwise specifically provided in this Subordination Agreement, (i) shall be deemed sufficiently given or furnished (a) if delivered by a commercial messenger service regularly retaining receipts for such delivery, effective on the date of delivery by the commercial messenger service; (b) if sent by electronic mail, effective on the date of delivery if sent return receipt acknowledged; (c) if sent by registered or certified mail, return receipt requested, effective forty-eight (48) hours after deposit; (d) if sent by telephonic facsimile transmission with a copy sent by regular mail, effective on the date imprinted on the facsimile transmission form; or if delivered by the air courier services known as FedEx, Express Mail, Airborne or Emory Air, effective upon delivery thereof to the courier, and (ii) shall be addressed to the parties as listed as follows:

Senior Agent’s address:

Lafayette Square Loan Servicing, LLC
PO Box 25250

PMB 13941

Miami, Florida 33102-5250

Attention:	Susan Golden
Email:	legal@lafayettesquare.com;
lsloanops@lafayettesquare.com

Company's address:

Direct Digital Holdings, LLC

1233 West Loop South, Suite 1170

Houston, Texas 77027

Attention: Keith W. Smith

Email: ksmith@directdigitalholdings.com

Phone: (713) 540-4545

Class B Preferred Unit Holder's address:

USDM Holdings, Inc.

5729 Krause Lane, Unit #13

Austin, Texas 78738

Attention: Leah Woolford and Jeff Woolford

Email: leah@usdmholdings.com

    jeff@usdmholdings.com

with a copy (not constituting notice) to:

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Attention: Jessica D. Manivasager

Email: jmanivasager@fredlaw.com

21.            Costs and Expenses. The Company agrees to pay, upon demand to Senior Agent, all reasonable and documented out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees for one primary counsel) incurred by Senior Agent in the enforcement of this Subordination Agreement.

22.            Counterparts. This Subordination Agreement may be executed in any number of identical counterparts, each of which when so executed constitutes an original and all of which constitute, collectively, one agreement.

[Remainder of Page Intentionally Blank; Signatures Begin on Next Page]

IN WITNESS WHEREOF, this Subordination Agreement is executed as of the date first above written.

CLASS B PREFERRED UNIT HOLDER:

USDM HOLDINGS, INC.

By:	/s/ Leah Woolford
Name: Leah Woolford
Title: Chairman and CEO

Signature Page to Preferred Equity Subordination Agreement

COMPANY:

DIRECT DIGITAL HOLDINGS, LLC

By:	/s/ Keith Smith
Name: Keith Smith
Title: President

Signature Page to Preferred Equity Subordination Agreement

SENIOR AGENT:

Lafayette Square Loan Servicing, LLC

By:	/s/ Damien Dwin
Name: Damien Dwin
Title: Chief Executive Officer

Signature Page to Preferred Equity Subordination Agreement